FIFTEENTH AMENDMENT AGREEMENT

THIS FIFTEENTH AMENDMENT AGREEMENT (this "Agreement") is entered into as of June 3, 2004 between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and KOYAH LEVERAGE PARTNERS, L.P. ("Koyah Leverage") and KOYAH PARTNERS, L.P. ("Koyah"), each a Delaware limited partnership (collectively, the "Lenders").

WHEREAS, in connection with loans to the Company by the Lenders, the Company and the Lenders entered into an Agreement dated as of July 24, 2003 (as subsequently amended, the "Agreement"), the Company executed in favor of the Lenders four Convertible Promissory Notes dated July 24, 2003 (as subsequently amended, collectively, the "Notes"), and the Company executed in favor of Koyah Leverage Partners, L.P. (as collateral agent for the Lenders) a Security Agreement dated as of July 24, 2003 (as subsequently amended, the "Security Agreement");

WHEREAS, the Company and the Lenders also entered into an Amendment and Waiver Agreement dated as of August 6, 2003 (the "Amendment");

WHEREAS, the Lenders have made certain additional optional advances to the Company under (i) the Note in favor of Koyah Leverage in the maximum principal amount of Eight Hundred Thousand Dollars ($800,000) and (ii) the Note in favor of Koyah in the maximum principal amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Optional Advance Notes," with the other two Notes being collectively referred to as the "Term Notes");

WHEREAS, the Company and the Lenders also entered into an Additional Advance Agreement dated as of August 18, 2003 (the "Additional Advance Agreement") and the Company executed in favor of Koyah Leverage (as collateral agent for the Lenders) a Stock Pledge Agreement dated as of August 18, 2003 (the "Stock Pledge Agreement");

WHEREAS, in connection with the Additional Advance Agreement, the Lenders have made certain further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into an Amendment Agreement dated as of August 21, 2003 (the "First Amendment Agreement");

WHEREAS, in connection with the First Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Second Amendment Agreement dated as of September 18, 2003 (the "Second Amendment Agreement");

WHEREAS, in connection with the Second Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Third Amendment Agreement dated as of September 30, 2003 (the "Third Amendment Agreement");

WHEREAS, in connection with the Third Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Fourth Amendment Agreement dated as of October 16, 2003 (the "Fourth Amendment Agreement");

WHEREAS, in connection with the Fourth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and Lenders also entered into a Fifth Amendment Agreement dated as of October 27, 2003 (the "Fifth Amendment Agreement");

WHEREAS, in connection with the Fifth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into a Sixth Amendment Agreement dated as of November 11, 2003 (the "Sixth Amendment Agreement");

WHEREAS, in connection with the Sixth Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Seventh Amendment Agreement dated as of November 25, 2003 (the "Seventh Amendment Agreement");

WHEREAS, in connection with the Seventh Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Eighth Amendment Agreement dated as of December 19, 2003 (the "Eighth Amendment Agreement");

WHEREAS, in connection with the Eighth Amendment Agreement, the Lenders have made further additional optional advances to the Company and extended the maturity dates of the Notes to March 31, 2004;

WHEREAS, the Company and the Lenders also entered into a Ninth Amendment Agreement dated as of January 8, 2004 (the "Ninth Amendment Agreement");

WHEREAS, in connection with the Ninth Amendment Agreement, the Lenders have made further additional optional advances to the Company;

WHEREAS, the Company and the Lenders also entered into a Security Agreement Amendment dated as of January 15, 2004 (the "Security Agreement Amendment");

WHEREAS, in connection with advances to the Company made by Edgar Appleby ("Appleby") and Prudent Bear Fund, Inc. ("Prudent Bear"), the Lenders, Appleby and Prudent Bear entered into an Intercreditor Agreement dated as of January 19, 2004 (the "Intercreditor Agreement") to which the Company was an additional party for purposes of acknowledging the intercreditor arrangements contained therein and agreeing to the obligations of the Company contained therein;

WHEREAS, the Company and the Lenders also entered into a Tenth Amendment Agreement dated as of March 10, 2004 (the "Tenth Amendment Agreement");

WHEREAS, in connection with the Tenth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into an Eleventh Amendment Agreement dated as of March 11, 2004 (the "Eleventh Amendment Agreement");

WHEREAS, in connection with the Eleventh Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into an Twelfth Amendment Agreement dated as of March 18, 2004 (the "Twelfth Amendment Agreement");

WHEREAS, in connection with the Twelfth Amendment Agreement, the Lenders have made further additional optional advances to the Company under the Optional Advance Notes;

WHEREAS, the Company and the Lenders also entered into an Thirteenth Amendment Agreement dated as of April 5, 2004 (the "Thirteenth Amendment Agreement");

WHEREAS, in connection with the Thirteenth Amendment Agreement, (i) the Lenders have made further additional optional advances to the Company and extended the maturity date of the Notes to April 30, 2004, (ii) the Lenders and the Company entered into certain other amendments of the Notes and related arrangements and (iii) the Company issued to each Lender a Warrant dated as of April 5, 2004 (collectively, the "Warrants");

WHEREAS, the Company and the Lenders also entered into a Fourteenth Amendment Agreement dated as of April 30, 2004 (the "Fourteenth Amendment Agreement");

WHEREAS, in connection with the Fourteenth Amendment Agreement, the Lenders have made further additional optional advances to the Company and extended the maturity date of the Notes to May 15, 2004;

WHEREAS, the Lenders and the Company originally contemplated that prior to the original initial maturity date of the Notes of October 24, 2003 or at least the original outside maturity date of the Notes of January 24, 2004, the obligations of the Company to the Lenders under the Notes and the other Transaction Documents (as defined below) would be satisfied through completion of a debt or equity financing, which the Lenders had rights to convert into, at a twenty percent (20%) discount as set forth in the Notes, and that additional optional advances to the Company by the Lenders would not be required;

WHEREAS, the Company failed to complete such debt or equity financing by either such original initial or outside maturity date;

WHEREAS, as a result of the Company's inability to complete such debt or equity financing by such original initial or outside maturity date, the Company needed several rounds of additional financing before such original initial or outside maturity date in order to continue operations, which the Lenders provided at the request of the Company as referenced above;

WHEREAS, the Company also requested an extension of the maturity date of the Notes to March 31, 2004, which the Lenders granted as referenced above;

WHEREAS, the Lenders and the Company still contemplated that prior to the extended maturity date of the Notes of March 31, 2004, the obligations of the Company under the Notes and the other Transaction Documents would be satisfied through completion of a debt or equity financing, which the Lenders had rights to convert into at the same discount;

WHEREAS, the Company again failed to complete such debt or equity financing by such extended maturity date and was in default under the Notes;

WHEREAS, as a result of the Company's inability to complete such debt or equity financing by such extended maturity date, the Company needed several more rounds of additional financing before such extended maturity date in order to continue operations, which the Lenders provided in part and facilitated as to the remainder (through the collateral sharing and other intercreditor arrangements of the Intercreditor Agreement which were conditions of Appleby and Prudent Bear for making their advances), at the request of the Company as referenced above;

WHEREAS, in connection with a prior failed attempt of the Company to obtain such debt or equity financing, the Company, the Lenders, Appleby and Prudent Bear entered into a Note Repayment and Waiver Agreement dated as of March 30, 2004 (the "Note Repayment and Waiver Agreement");

WHEREAS, the Company failed to make certain payments to the Lenders, Appleby and Prudent Bear required under the Note Repayment and Waiver Agreement by March 31, 2004 (as extended to April 1, 2004) and was in default under the Note Repayment and Waiver Agreement;

WHEREAS, the obligations of the Lenders, Appleby and Prudent Bear under the Note Repayment and Waiver Agreement were only agreed to by them in order to bring an immediate resolution of the situation and were specifically conditioned upon receipt of such payments by such date;

WHEREAS, the obligations of the Lenders, Appleby and Prudent Bear (but not the Company) under the Note Repayment and Waiver Agreement have therefore terminated and ceased to be of any further force or effect;

WHEREAS, the Company also requested further extensions of the maturity date of the Notes first to April 30, 2004 and then to May 15, 2004, which the Lenders granted as referenced above;

WHEREAS, the Lenders and the Company still contemplated that prior to the further extended maturity dates of the Notes of first April 30, 2004 and then May 15, 2004, the obligations of the Company under the Notes and the other Transaction Documents would be satisfied through completion of a debt or equity financing, which the Lenders had rights to convert into at the same discount;

WHEREAS, as a result of the Company's inability to complete such debt or equity financing by such further extended maturity dates, the Company needed several more rounds of additional financing before such further extended maturity dates in order to continue operations, which the Lenders provided in part, at the request of the Company as referenced above;

WHEREAS, the Lenders have ended up (i) making substantial additional advances to the Company that were not originally contemplated, (ii) total advances far in excess of the maximum amount of advances originally contemplated and (iii) as a result of several extensions of the maturity date, advances for a substantially longer term than originally contemplated, all in periods of increasing uncertainty about the Company;

WHEREAS, as a result thereof, the Lenders have been subjected to increased risk and exposure;

WHEREAS, the Company is in default under the Notes has now requested a further extension of the maturity date of the Notes to June 15, 2004;

WHEREAS, in addition to the Notes, the Company has significant other obligations coming due in the immediate future;

WHEREAS, the Company has no definite commitment at this time for (i) completing additional financing of a sufficient size and within a sufficient time to meet all of such other immediate obligations or (ii) completing a debt or equity financing of a larger size in the immediate future to effect payment or conversion of the Notes;

WHEREAS, in order to continue operations while negotiations proceed on such larger debt or equity financing, the Company has also now requested that the Lenders make still further additional optional advances under the Optional Advance Notes on or around the date hereof in the aggregate principal amount of approximately One Hundred Thousand Dollars ($100,000), in the form of direct advances to the Company;

WHEREAS, prior to making such further additional optional advances under the Optional Advance Notes on or around the date hereof, the aggregate principal amounts outstanding under the Notes (excluding any costs and expenses of the Lenders payable by the Company which have been incurred but not yet been paid) are as follows:

Term Notes	Aggregate Principal Amount Outstanding
Koyah Leverage	$482,077.78
Koyah	$120,519.44
Total	$602,597.22

Optional Advance Notes	Aggregate Principal Amount Outstanding
Koyah Leverage	$4,104,838.68
Koyah	$1,026,209.82
Total	$5,131,048.50

WHEREAS, after making such further additional optional advances under the Optional Advances Notes on or around the date hereof, the aggregate principal amounts outstanding under the Optional Advance Notes would exceed the maximum principal amount of the Optional Advance Notes;

WHEREAS, the Company has requested that the maximum principal amount of the Optional Advance Notes be increased; and

WHEREAS, the parties are entering into this Agreement to further extend the maturity date of the Notes to June 15, 2004, to increase the maximum principal amount of the Optional Advance Notes, and to provide for related matters, all on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

    Further Extension of Maturity Dates. The Maturity Date (as defined in the Notes) set forth in Section 1 of each of the Notes hereby is further amended and extended to June 15, 2004.

    Confirmations and Re-affirmations. The Company hereby confirms, acknowledges and agrees that (i) the respective amounts for Koyah Leverage and Koyah set forth in the fourth to the last recital hereto are the aggregate amounts of principal outstanding under the Notes prior to any additional optional advances on or around the date hereof (excluding any costs and expenses of the Lenders payable by the Company which have been incurred but not yet been paid) and (ii) such principal amounts, together with accrued interest and any other amounts payable by the Company under the Notes or other Transaction Documents (as defined below), are owing under the Transaction Documents.

    The Company hereby re-affirms and re-makes, as of the date hereof, its full and unconditional release contained in Section 6 of the Note Repayment and Waiver Agreement. For purposes of re-affirming such release, the term "Loan Documents" as used in such release shall be replaced with the term "Transaction Documents" as used herein.

    Without limiting the generality of the foregoing, the Company hereby specifically confirms, acknowledges and agrees that, as of the date hereof, the Company owes all such principal, interest and other amounts and all of its other obligations under the Transaction Documents in full, without any defense, setoff or reduction of any nature whatsoever (including without limitation any claims released under such re-affirmed release).

    Amendment of Maximum Principal Amount of Optional Advance Notes. The maximum principal amount of the Optional Advance Note in favor of Koyah Leverage hereby is amended to be Four Million Three Hundred Twenty Thousand Dollars ($4,320,000) and the maximum principal amount of the Optional Advance Note in favor of Koyah hereby is amended to be One Million Eighty Thousand Dollars ($1,080,000).

    Company Acknowledgements. The Company confirms, acknowledges and agrees that (i) the Security Agreement and the Stock Pledge Agreement secure all of the Company's obligations under the Transaction Documents (as defined below) and (ii) any future additional advances to the Company by the Lenders under the Optional Advance Notes, or any other future financing of the Company by the Lenders or their affiliates, are at the option of the Lenders or their affiliates, in their sole discretion.

    The Company further confirms, acknowledges and agrees that: (i) as reflected on the First Amendment Agreement through this Agreement, (a) the Lenders have already made substantial additional advances to the Company that were not originally contemplated, (b) the total amount of advances by the Lenders to date are far in excess of the maximum amount of advances originally contemplated, and (c) as a result of several extensions of the maturity date, the advances are for a substantially longer term than originally contemplated, (ii) the Lenders were under no obligation to make such additional advances or grant such extensions and did so to help the Company in a time of need with its tight financial position, (iii) the Lenders have been very accommodating to the Company in this regard, (iv) the Lenders are under no obligation to make any future additional advances or grant any further extensions, (v) the Company has been aware for some time of the need for the Company to line up alternative financing sources and put in place alternative financing arrangements, (vi) the Company is and was aware that the Lenders do not intend to make any additional advances or grant any further extensions after this Agreement, (vii) accordingly, the Company is aware that it needs to line up alternative financing sources and put in place alternative financing arrangements quickly, and (viii) it is the Company's sole responsibility to line up alternative financing sources and put in place alternative financing arrangements in amounts, on terms and at times necessary to meet its financing needs.

    Without limiting the generality of the foregoing, the Company hereby specifically confirms, acknowledges and agrees that (i) the extension of the maturity date of the Notes pursuant to Section 1 hereof is only being done to give the Company a short-term extension and does not reflect any intent of the Lenders to grant further extensions, (ii) the increase in the maximum principal amount of the Optional Advance Notes pursuant to Section 3 hereof is only being done to (a) make the additional advances on or around the date hereof, (b) cover further additional advances in the form of direct payment by the Lenders of certain additional costs and expenses of the Lenders payable by the Company which already have been incurred or later may be incurred, and (c) leave room and flexibility for possible consideration by the Lenders of further additional advances to the Company, at the option of the Lenders in their sole discretion, and (iii) does not reflect any intent of the Lenders to make further additional advances other than as may be necessary to pay such costs and expenses of the Lenders; it being understood, however, that the Lenders retain the right, in their sole discretion, to grant further extensions or make further additional advances at the request of the Company, based on the then current circumstances.

    Further Assurances. If requested by the Lenders, the Company shall promptly execute and deliver amended and restated documents to replace the Notes or any other Transaction Documents (as defined below) and appropriately reflect the amendments of the Notes or any other Transaction Documents which are contained in this Agreement or any other Transaction Documents, as further evidence of the Company's obligations thereunder.

    Re-affirmation and Survival of Representations. The Company hereby re-affirms and re-makes, as of the date hereof, all of the representations and warranties contained in the Agreement, the Notes, the Security Agreement, the Amendment, the Additional Advance Agreement, the First Amendment Agreement, the Stock Pledge Agreement, the Second Amendment Agreement, the Third Amendment Agreement, the Fourth Amendment Agreement, the Fifth Amendment Agreement, the Sixth Amendment Agreement, the Seventh Amendment Agreement, the Eighth Amendment Agreement, the Ninth Amendment Agreement, the Security Agreement Amendment, the Intercreditor Agreement, the Tenth Amendment Agreement, the Eleventh Amendment Agreement, the Twelfth Amendment Agreement, the Note Repayment and Waiver Agreement, the Thirteenth Amendment Agreement, the Warrants and the Fourteenth Amendment Agreement (collectively, the "Prior Transaction Documents"), as modified by the amendments and waivers set forth in certain of the Transaction Documents. For purposes of this Agreement as well as re-affirming the representations and warranties contained in the Prior Transaction Documents, the term "Transaction Documents" as used herein and therein shall mean the Prior Transaction Documents together with this Agreement. All of such representations and warranties shall survive the closing of the transactions contemplated by the Prior Transaction Documents and this Agreement.

    Such representations and warranties by the Company include, among others, a representation and warranty that the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company's Board of Directors. As a further assurance to the Lenders with respect to such representation and warranty, the Company shall deliver to the Lenders, within five (5) business days after the date hereof, evidence satisfactory to the Lenders in their sole discretion of the authorization by the Company's Board of Directors of the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. The Company's obligation to deliver such evidence of authorization with respect to this Agreement shall be in addition to the Company's obligation contained in the Eleventh Amendment Agreement, the Twelfth Amendment Agreement, the Thirteenth Amendment Agreement and the Fourteenth Amendment Agreement to deliver similar evidence of authorization with respect to the other Transaction Documents.

    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lenders in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

    Entire Agreement. This Agreement, together with the other Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein. Except as specifically modified by this Agreement, the other Transaction Documents shall remain unchanged and in full force and effect. The Company hereby re-affirms all of its obligations under the Transaction Documents, as amended hereby.

    Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Lenders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

    Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

    Attorneys' Fees. The Company shall pay the reasonable attorneys' fees, costs and disbursements of the Lenders in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

    Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

    Miscellaneous. Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

    Aura Systems, Inc.
    2335 Alaska Avenue
    El Segundo, CA 90245
    Attn: Neal Meehan

    Fax: 310-643-8719

    Koyah Leverage Partners, L.P.
    c/o ICM Asset Management, Inc.
    601 West Main Avenue, Suite 600
    Spokane WA 99201
    Attn: Robert Law

    Fax: 509-444-4500

    Koyah Partners, L.P.
    c/o ICM Asset Management, Inc.
    601 West Main Avenue, Suite 600
    Spokane WA 99201
    Attn: Robert Law

    Fax: 509-444-4500

    Lenders' Attorney Fees and Expenses in Connection with Transaction Documents and Financing Proposals. The Company shall pay the costs and expenses of legal counsel to the Lenders in connection with (i) the negotiation, execution and delivery of this Agreement, the other Transaction Documents, and any other related agreements with the Lenders as well as the consummation of the transactions contemplated by such agreements, the administration of such agreements and any amendments or waivers of such agreements and (ii) the evaluation, discussion and negotiation by the Lenders, as debt or equity holders of the Company, of any financing or similar proposals or expressions of interest involving the Company which previously have been, currently are or subsequently may be made or advanced by Dean Greenberg, Universal Credit, LLC or any other persons or entities (including the Lenders) and the negotiation, execution and delivery of any related agreements as well as the consummation of the transactions contemplated thereby. The Company shall pay such costs and expenses immediately upon submittal, and the Lenders may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Lenders may deduct some or all of such costs and expenses from the proceeds of the loans from the Lenders when disbursing such loans and/or pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Optional Advance Notes to the extent such advances are within the maximum principal amount of the Optional Advance Notes and otherwise shall constitute additional amounts payable by the Company under this Agreement and the Notes and bear interest at the rate set forth in the Notes. Notwithstanding that the Company is paying such costs and expenses, the Company acknowledges and agrees that such legal counsel is representing only the Lenders, and not the Company.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AURA SYSTEMS, INC. By: Name: Title:
KOYAH LEVERAGE PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: Name: Title:
KOYAH PARTNERS, L.P. By: Koyah Ventures LLC, its general partner By: Name: Title:

[Signature Page to Fifteenth Amendment Agreement]

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